EXHIBIT 99.1

Havertys Announces Store Reopenings and Workforce Rightsizing
ATLANTA, April 27, 2020 (GLOBE NEWSWIRE) -- HAVERTYS (NYSE: HVT and HVT.A) announced today it would begin the process of reopening its stores and resuming its distribution and delivery operations. The company currently expects to reopen 108 of its 120 stores on May 1 and the remaining locations by mid-May.
Havertys plans a phased approach as it restarts its business with limited staffing and shorter hours, adjusting as the pace of business dictates.  The company will follow the guidance of the Centers for Disease Control and Prevention, and will implement enhanced cleaning measures, social distancing, and the utilization of face masks across its operations for the safety of team members, customers, and communities.
Havertys helped lead the fight to combat the spread of COVID-19 by closing its stores March 19 and halting deliveries March 21. Expectations at that time were for a reopening of stores on April 2, 2020. Affected team members were paid during this period and most Havertys’ corporate office personnel transitioned to working remotely. On April 1, the company extended its store closures for another 30 days and furloughed 3,033 team members or approximately 87% of its workforce and paid the cost of enrolled health benefits of those individuals.
Given the dramatic shock from the pandemic and uncertainty of the ongoing impact, Havertys is announcing today the following actions:
•	Reducing its workforce of 3,495 by approximately 1,200 team members.
•
Extending the furlough and payment of health benefits for another 30 days for approximately 730 team members. Those furloughed, as a percentage of the remaining workforce by category, are approximately: 44% of retail, 7% of warehouse and delivery, and 26% of corporate functions. The recall of these team members will depend upon the level of Havertys’ business.

These steps follow the previously announced salary and hours reductions and other measures of Havertys’ business continuity plan, aligning the company’s operating cost structure to business conditions and preserving liquidity.
Clarence H. Smith, president and chief executive officer said, “The pandemic has radically impacted lives, our families, the economy, and led to the deaths of thousands. We are navigating through uncharted waters of a health and economic disaster. The announcement today concerning our former team members comes after a long, extremely difficult, and painful decision-making process. The unknown duration for reaching a return to ‘normal’ requires taking proactive, aggressive actions to sufficiently scale our operations to enable Havertys to endure and recover when conditions improve. This week, with a heavy heart, we will begin the first step towards our new ‘normal’ with the reopening of our stores and renewed commitment to providing Havertys’ renowned excellent customer service."
About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 120 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws.
These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond the Company's control. The Company's future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes or declines in consumer discretionary spending, including those caused by the impact of COVID-19; setbacks in our plans to reopen our stores currently and in the future due to COVID-19; risks relating to private brands and new retail concepts; the amount devoted to strategic investments and the timing and success of those investments; inventory turn; changes in the competitive market and competition amongst retailers, including an increase in promotional activity; changes in consumer demand or shopping patterns and the ability to identify new trends and have the right trending products in stores and online; changes in existing tax, labor, foreign trade and other laws and regulations, including those imposing new taxes, surcharges, or tariffs; supply chain or manufacturing disruptions, including those caused by extreme weather, natural disasters, COVID-19, and other public health concerns; limitations on the availability of attractive retail store sites; unauthorized disclosure of sensitive or confidential customer information; website downtime, disruptions or other problems with the eCommerce platform, deficiencies in design or implementation, or platform enhancements; disruptions or other problems with information systems; factors affecting vendors, including supply chain and currency risks; and talent needs.  For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including the most recent Annual Report filed with the SEC on March 5, 2020 and Current Report on April 6, 2020. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable law or regulation.

Contact:

404-443-2900
Jenny Hill Parker
SVP, finance and
  corporate secretary
SOURCE:  Havertys